Exhibit 15(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated June 29, 2018, with respect to the consolidated financial statements of Pepper Food Service Co., Ltd. and a subsidiary as of and for the years ended December 31, 2017 and 2016 and as of January 1, 2016 in the Registration Statement on Form 20-F (File No. 001-38641) of Pepper Food Service Co., Ltd.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

September 13, 2018